Exhibit 99.1

News Release

MARLTON, N.J.—(BUSINESS WIRE)—March 24, 2004—MedQuist Inc. (NASDAQ:MEDQ) today announced that it will not be able to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 with the Securities and Exchange Commission (SEC) by the March 30 extended filing deadline.

On March 16, 2004, MedQuist filed a Form 12b-25 Notification of Late Filing with the SEC to disclose that it had delayed the filing of its Form 10-K pending completion of a review of the company’s billing practices.  At the time of the filing of the Form 12b-25, MedQuist announced its intention to file the Form 10-K on or before March 30 if the review and the finalization of its audited financial statements were completed in time to permit the filing.  MedQuist has now determined that the review will not be completed in time for the Form 10-K to be filed by March 30.  At this time, the company is unable to predict when it will be in a position to file its Form 10-K.

The review of the company’s billing practices was initiated in response to assertions made by a company employee of potential improper billing practices.  MedQuist’s Audit Committee initially was charged with responsibility for undertaking and completing the review, with the assistance of outside counsel and the accounting firm of PricewaterhouseCoopers.  As a result of concerns as to the progress of the review including those expressed by MedQuist’s independent auditors, MedQuist’s Board of Directors has assumed responsibility for completing the review of billing practices and related matters, has designated a member of the Board to serve as the lead director in this undertaking, and will engage independent outside counsel and PricewaterhouseCoopers to advise the Board.  The review will be completed as soon as possible, but MedQuist cannot at this time estimate when the review or the audit for fiscal year 2003 will be completed.  In addition, at this time, MedQuist is unable to assess whether the results of the review of its billing practices may have a material impact on its reported revenues, and consolidated results of operations and financial position.

The statements above regarding client billing, the nature and duration of the ongoing review, and any other expectations or anticipated events are “forward-looking” statements within the meaning of the securities laws and regulations.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.